Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261476

Addendum No. 1 to the Pricing Supplement dated December 28, 2023 to the accompanying Prospectus, the Prospectus Supplement, the Underlier Supplement and the Product Supplement, each dated December 29, 2021

The Bank of Nova Scotia
$2,075,000 Capped Buffered Enhanced Participation Notes
Linked to the S&P 500® Index Due January 30, 2025
As described in the pricing supplement dated December 28, 2023 related to the notes referred to above with the CUSIP and ISIN referred to below (the “pricing supplement”), the initial level is the lowest closing level of the underlier during the observation period, which ended on January 26, 2024. Accordingly, the initial level has been determined and is as follows:
Initial level: the lowest closing level of the underlier during the observation period, which was 4,688.68 (the closing level of the underlier on January 4, 2024)
CUSIP no.: 06417YZB8
ISIN no.: US06417YZB81
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-15 of the accompanying pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of the accompanying pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.
You should read this addendum together with the accompanying pricing supplement and the product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Pricing Supplement dated December 28, 2023:
https://www.sec.gov/Archives/edgar/data/9631/000114036124000158/ef20017731_424b2.htm
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
Addendum No. 1 dated January 26, 2024